EXHIBIT 99.1
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                 UNITED COMPANIES RECEIVES APPROVAL FOR MODIFIED
               DISCLOSURE STATEMENT AND CONDUCTS AUCTION OF ASSETS

BATON ROUGE, LA - August 18, 2000. United Companies Financial Corporation (OTC:UCFNQ) announced that, in connection with the chapter 11 cases of United Companies and certain of its subsidiaries, which cases are pending in the U.S. Bankruptcy Court for the District of Delaware in Wilmington, the Bankruptcy Court approved the Debtors' Modified Disclosure Statement and modified form of ballots in connection with the Debtors' Third Amended Plan of Reorganization. The Debtors have retained an Information Agent to respond to inquiries regarding the Debtors' Plan and the submission of ballots. The Information Agent can be reached at 888-559-9367. For voting purposes and mailing of notices, June 30, 2000 shall be the Record Holder Date for the holders of claims and interests. The deadline for the Balloting Agent's receipt of ballots is 4:00 PM Eastern time on September 11, 2000. A hearing to consider confirmation of the plan of reorganization is scheduled to commence on September 13, 2000. As previously announced, United Companies reached an agreement with a representative of the holders of Subordinated Debenture Claims and the Official Committee of Equity Security Holders to support its modified plan of reorganization.

As previously announced, the Company signed an Asset Purchase Agreement and a Mortgage Loan and REO Property Purchase Agreement for the sale of substantially all of its whole loan portfolio and REO properties, assets related to its mortgage servicing operations and its interest only and residual interests as of December 31, 1999, to EMC Mortgage Corporation and EMC Mortgage Acquisition Corp., subsidiaries of The Bear Stearns Companies, Inc., for an aggregate cash


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purchase price of approximately $781 million, subject to adjustments, plus the assumption of certain liabilities. Today, the Company also announced that, pursuant to bidding procedures previously approved by the Bankruptcy Court, EMC was the successful bidder with an overall increased bid amount of approximately $65 million. A Bankruptcy Court hearing to approve the sale of assets pursuant to the Asset Purchase Agreement is scheduled for August 30, 2000. The Bankruptcy Court approved the sale of the Company's whole loan portfolio and REO properties on August 15, 2000.

"We believe that these transactions, and the Bankruptcy Court approval process, have allowed the Company to maximize its value and substantially complete its reorganization efforts. We look forward to working with the EMC organization to ensure an orderly transfer of servicing for our home equity loans," said Lawrence Ramaekers, Chief Executive Officer of United Companies.

United Companies Financial Corporation is a specialty finance company that historically provided consumer loan products nationwide and currently provides loan services through its lending subsidiary, UC Lending(R). The Company filed for chapter 11 on March 1, 1999.


The following is a "Safe Harbor"' Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are

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subject to change based upon various factors, including but not limited to the following risks and uncertainties: the developments in and outcome of the Company's Chapter 11 reorganization proceedings; the ability to access loan facilities in amounts necessary to fund the Company's operations; the successful disposition of its existing loan portfolio and repossessed real estate properties; the ability of the Company to successfully restructure its balance sheet; the ability of the Company to retain an adequate number and mix of its employees; the effect of the Company's policies including the amount of Company expenses; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; adverse economic conditions; competition; various legal, regulatory and litigation risks and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.